PRICING SUPPLEMENT No. 2174B
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-184193
Dated September 26, 2014
$2,442,000 Deutsche Bank AG Contingent Absolute Return Performance Securities

Linked to the EURO STOXX 50® Index due September 30, 2019
Investment Description
The Contingent Absolute Return Performance Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the EURO STOXX 50® Index (the “Index”). If the Index Return is positive, for each $10.00 Face Amount of Securities, Deutsche Bank AG will repay the Face Amount at maturity and pay a return on the Face Amount equal to the Index Return multiplied by the Participation Rate of 170.00%. If the Index Return is zero or negative and the Final Level is greater than or equal to the Trigger Level, for each $10.00 Face Amount of Securities, Deutsche Bank AG will repay the Face Amount at maturity and pay a return on the Face Amount equal to the absolute value of the negative Index Return (the “Contingent Absolute Return”). However, if the Final Level is less than the Trigger Level, you will be fully exposed to the negative Index Return and, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the level of the Index. Investing in the Securities involves significant risks. You will not receive coupon payments during the 5-year term of the Securities. You may lose a significant portion or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. The Contingent Absolute Return feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑ Participation in Positive Index Returns: If the Index Return is positive, for each $10.00 Face Amount of Securities, the Issuer will repay the Face Amount at maturity and pay a return on the Face Amount equal to the Index Return multiplied by the Participation Rate. If the Index Return is negative, investors may be exposed to the decline in the level of the Index at maturity.
❑ Potential Contingent Absolute Return Feature at Maturity: If the Index Return is zero or negative and the Final Level is greater than or equal to the Trigger Level, for each $10.00 Face Amount of Securities, the Issuer will repay the Face Amount at maturity and pay a return on the Face Amount equal to the Contingent Absolute Return. The Contingent Absolute Return feature applies only if you hold the Securities to maturity.
❑ Downside Exposure at Maturity: If the Final Level is less than the Trigger Level, you will be fully exposed to the negative Index Return and, for each $10.00 Face Amount of Securities, the Issuer will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the level of the Index. You may lose a significant portion or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date1 Maturity Date1 1 See page 4 for additional details.	September 26, 2014 September 30, 2014 September 24, 2019 September 30, 2019

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Contingent Absolute Return Performance Securities linked to the performance of the EURO STOXX 50® Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.
Index	Initial Level	Participation Rate	Trigger Level	CUSIP / ISIN
EURO STOXX 50® Index (Ticker: SX5E)	3,219.58	170.00%	2,253.71, equal to 70.00% of the Initial Level	25190A302 / US25190A3023
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $9.604 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement No. 1, product supplement B, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Contingent Absolute Return Performance Securities linked to the EURO STOXX 50® Index
Per Security	$10.00	$0.35	$9.65
Total	$2,442,000.00	$85,470.00	$2,356,530.00
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,442,000.00	$314.53

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eleven months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this pricing supplement, together with underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Contingent Absolute Return Performance Securities that are offered hereby, unless the context otherwise requires.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦    You can tolerate a loss of all or a significant portion of your initial investment and are willing to make an investment that may have similar downside market risk as a hypothetical investment in the Index or in the stocks included in the Index.

♦    You believe that the closing level of the Index will be greater than or equal to the Trigger Level on the Final Valuation Date.

♦    You are willing to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦    You understand and accept that the Contingent Absolute Return feature, which provides a positive return on the Securities if the Index Return is negative and the Final Level is greater than or equal to the Trigger Level, is limited by the Trigger Level.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You do not seek current income from your investment and are willing to forgo any dividends or any other distributions paid on the stocks included in the Index.

♦    You seek an investment with exposure to companies in the Eurozone.

♦    You are willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any repayment of the Face Amount.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦    You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦    You cannot tolerate the loss of all or a significant portion of your initial investment, or you are not willing to make an investment that may have similar downside market risk as a hypothetical investment in the Index or in the stocks included in the Index.

♦    You believe that the closing level of the Index is likely to be less than the Trigger Level on the Final Valuation Date, which would expose you to the full negative Index Return at maturity.

♦    You are unwilling to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You seek current income from this investment or prefer to receive any dividends and any other distributions paid on the stocks included in the Index.

♦    You do not seek an investment with exposure to companies in the Eurozone.

♦    You are unwilling or unable to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	5 years
Trade Date	September 26, 2014
Settlement Date	September 30, 2014
Final Valuation Date1	September 24, 2019
Maturity Date1, 2	September 30, 2019
Index	EURO STOXX 50® Index (Ticker: SX5E)
Trigger Level	2,253.71, equal to 70.00% of the Initial Level
Contingent Absolute Return	The absolute value of the Index Return. For example, if the Index Return is -5.00%, the Contingent Absolute Return will equal 5.00%.
Participation Rate	170.00%
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Index Return is positive, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities plus a return on the Face Amount equal to the Index Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 × Index Return × Participation Rate)

If the Index Return is zero or negative and the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities plus a return on the Face Amount equal to the Contingent Absolute Return, calculated as follows:

$10.00 + ($10.00 × Contingent Absolute Return)

If the Final Level is less than the Trigger Level on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index, calculated as follows:

$10.00 + ($10.00 × Index Return)

In this circumstance, the Contingent Absolute Return feature does not apply and you will lose a significant portion or all of the Face Amount in an amount proportionate to the percentage decline in the level of the Index.

Index Return	Final Level – Initial Level Initial Level
Initial Level	3,219.58, equal to the closing level of the Index on the Trade Date
Final Level	The closing level of the Index on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE FACE AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Initial Level is observed, the Participation Rate is set and the Trigger Level is determined.

Maturity Date:
The Final Level is determined and the Index Return is calculated on the Final Valuation Date.

If the Index Return is positive, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities plus a return on the Face Amount equal to the Index Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 x Index Return x Participation Rate)

If the Index Return is zero or negative and the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities plus a return on the Face Amount equal to the Contingent Absolute Return, calculated as follows:

$10.00 + ($10.00 × Contingent Absolute Return)

If the Final Level is less than the Trigger Level on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index, calculated as follows:

$10.00 + ($10.00 × Index Return)

In this circumstance, the Contingent Absolute Return feature does not apply and you will lose a significant portion or all of the Face Amount in an amount proportionate to the percentage decline in the level of the Index.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or in any of the stocks composing the Index. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive, zero or negative and if the Index Return is negative, whether the Final Level is less than the Trigger Level. If the Index Return is negative and the Final Level is greater than or equal to the Trigger Level, for each $1,000 Face Amount of Securities, Deutsche Bank AG will pay you the Face Amount at maturity plus a return equal to the absolute value of the negative Index Return. However, if the Final Level is less than the Trigger Level, the Contingent Absolute Return feature will not apply and you will be fully exposed to any negative Index Return and, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦
The Contingent Absolute Return Feature Is Limited by the Trigger Level — If the Index Return is negative and the Final Level is greater than or equal to the Trigger Level, the Contingent Absolute Return feature provides a positive return on the Securities equal to the absolute value of the negative Index Return. However, because the Contingent Absolute Return feature only applies if the Final Level is greater than or equal to the Trigger Level, the Contingent Absolute Return feature is limited by the Trigger Level. You will not receive the Contingent Absolute Return and you will lose a significant portion or all of your investment if the Final Level is less than the Trigger Level.

♦
The Contingent Absolute Return Feature Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Index at such time is greater than the Trigger Level at the time of sale.  You can receive the full potential benefit of the Contingent Absolute Return feature only if you hold your Securities to maturity.

♦
The Participation Rate Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Participation Rate and the return you realize may be less than the Index’s return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates' expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
Investing in the Securities Is Not the Same as Investing in the Stocks Composing the Index — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the stocks composing the Index.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Index would have.

♦
The Index Reflects the Price Return of the Stocks Composing the Index, Not a Total Return — The return on the Securities is based on the performance of the Index, which reflects the changes in the market prices of the stocks composing the Index. It is not, however, linked to a “total return” version of the Index, which, in addition to reflecting those price returns, would also reflect all dividends and other distributions paid on the stocks composing the Index. The return on the Securities will not include such a total return feature.

♦
There Are Risks Associated With Investments in Securities Linked to the Values of Equity Securities Issued by Non-U.S. Companies — The Index includes component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the Securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the level of the Index and the value of your Securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Index are issued by companies located within the Eurozone, some of which are and have been experiencing economic stress.

♦
The Index Return Will Not Be Adjusted for Changes in the Euro Relative to the U.S. Dollar — The Index is composed of stocks denominated in, and the level of the Index is calculated in, Euros. Because the level of the Index is calculated in Euros and not in U.S. dollars, the performance of the Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro. Therefore, if the Euro strengthens or weakens relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
We Are One of the Companies That Make Up the Index — We are one of the companies that make up the Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the Index, or your Securities. None of the other companies represented in the Index will be involved in the offering of the Securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eleven months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities.  We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities.  If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Index has increased since the Trade Date.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the composition of the Index;

♦	the market prices and dividend rates of the stocks composing the Index and changes that affect those stocks and their issuers;

♦	the time remaining to the maturity of the Securities;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Index or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Because the Securities will be outstanding until the Maturity Date, their value may decline significantly due to the factors described above even if the level of the Index remains unchanged from the Initial Level, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the performance of the Index or the stocks composing the Index may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the value of the Securities.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Level of the Index and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦
Potential Conflict of Interest —Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the Securities.

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The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Face Amount of Securities for a hypothetical range of performances for the Index from -100.00% to +100.00%, assume an Initial Level of 3,000.00 and a Trigger Level of 2,100.00 (70.00% of the hypothetical Initial Level) and reflect the Participation Rate of 170.00%. The actual Initial Level and Trigger Level are set forth in the “Final Terms” and on the cover of this pricing supplement. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below may have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity ($)	Return on Securities (%)
6,000.00	100.00%	$27.00	170.00%
5,700.00	90.00%	$25.30	153.00%
5,400.00	80.00%	$23.60	136.00%
5,100.00	70.00%	$21.90	119.00%
4,800.00	60.00%	$20.20	102.00%
4,500.00	50.00%	$18.50	85.00%
4,200.00	40.00%	$16.80	68.00%
3,900.00	30.00%	$15.10	51.00%
3,600.00	20.00%	$13.40	34.00%
3,300.00	10.00%	$11.70	17.00%
3,000.00	0.00%	$10.00	0.00%
2,700.00	-10.00%	$11.00	10.00%
2,400.00	-20.00%	$12.00	20.00%
2,100.00	-30.00%	$13.00	30.00%
1,800.00	-40.00%	$6.00	-40.00%
1,500.00	-50.00%	$5.00	-50.00%
1,200.00	-60.00%	$4.00	-60.00%
900.00	-70.00%	$3.00	-70.00%
600.00	-80.00%	$2.00	-80.00%
300.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Level of 3,300.00 is greater than the Initial Level of 3,000.00, resulting in an Index Return of 10.00%. Because the Index Return is 10.00%, Deutsche Bank AG will pay you a Payment at Maturity of $11.70 per $10.00 Face Amount of Securities (a return of 17.00%), calculated as follows:

$10.00 + ($10.00 x Index Return x Participation Rate)
$10.00 + ($10.00 x 10.00% x 170.00%) = $11.70

Example 2 — The Final Level is equal to the Initial Level of 3,000.00, resulting in an Index Return of zero. Because the Index Return is zero, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Face Amount of Securities (a return of 0.00%).

Example 3 — The Final Level of 2,700.00 is less than the Initial Level of 3,000.00, resulting in an Index Return of -10.00%. Because the Index Return is negative and the Final Level is greater than the Trigger Level, Deutsche Bank AG will pay you a Payment at Maturity of $11.00 per $10.00 Face Amount of Securities (a return of 10.00%), which reflects the Contingent Absolute Return, calculated as follows:

$10.00 + ($10.00 × Contingent Absolute Return)
$10.00 + ($10.00 x |-10.00%|) = $11.00

Example 4 — The Final Level of 900.00 is less than the Initial Level of 3,000.00, resulting in an Index Return of -70.00%. Because the Index Return is negative and the Final Level is less than the Trigger Level, Deutsche Bank AG will pay you a Payment at Maturity of $3.00 per $10.00 Face Amount of Securities (a return of -70.00%), calculated as follows:

$10.00 + ($10.00 x Index Return)
$10.00 + ($10.00 x -70.00%) = $3.00

If the Final Level is less than the Trigger Level, you will be fully exposed to any negative Index Return, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. In this circumstance, the Contingent Absolute Return feature does not apply and you will lose a significant portion or all of your initial investment at maturity. Any payment on the Securities, including any repayment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. This is just a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Indices — EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2008 to September 26, 2014. The closing level of the EURO STOXX 50® Index on September 26, 2014 was 3,219.58. The dotted line represents the Trigger Level of 2,253.71, equal to 70.00% of 3,219.58, which was the closing level of the EURO STOXX 50® Index on September 26, 2014. We obtained the historical closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Level or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) the gain or loss on your Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.35 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.